Exhibit 10.21

                     SCHEDULE TO EMPLOYEE'S OPTION AGREEMENT
                                  May 17, 1996

In addition to the Employee's Option Agreement dated May 17, 1996 between the Company and Ken Scott, the Company on the same date granted options to purchase Common shares in the capital stock of the Company on identical terms to the option granted to Mr. Scott to Trudy Weed in the amount of 75,000 shares.